                                                                       Exhibit 3
________________________________________________________________________________






                              INVESTORS AGREEMENT

                                      OF

                              FACTUAL DATA CORP.






                       ________________________________

                                MARCH 25, 1999
                       ________________________________



                                 CONFIDENTIAL







________________________________________________________________________________

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                                    CONTENTS

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                                                                          Page
1.  RESTRICTIONS ON TRANSFER OF COMMON STOCK............................     1

    (a) Transfer of Common Stock........................................     1
    (b) Right to Purchase Upon Bankruptcy...............................     2
    (c) Repurchase Upon Divorce.........................................     2
    (d) Repurchase Upon Death or Disability.............................     3
    (e) Termination of Restrictions.....................................     3

2.  TRANSFERS IN ACCORDANCE WITH THIS AGREEMENT.........................     3

3.  LEGEND..............................................................     3

4.  TRANSFER............................................................     3

5.  TAG ALONG RIGHTS....................................................     4

6.  APPROVAL OF MATERIAL COMPANY TRANSACTIONS AND ACTIONS...............     5

7.  SMALL BUSINESS MATTERS..............................................     5

8.  BOARD OF DIRECTORS..................................................     7

    (a) Representation..................................................     7
    (b) Liability Insurance.............................................     7
    (c) Reimbursement of Expenses.......................................     7

9.  INFORMATION RIGHTS..................................................     7

    (a) Access and Information..........................................     7
    (b) Information Following Effective Date............................     7

10. DEFINITIONS.........................................................     9


11. MISCELLANEOUS.......................................................    13

   (a) No Third Party Beneficiaries.....................................    13
   (b) Entire Agreement.................................................    13
   (c) Succession and Assignment........................................    13
   (d) Counterparts.....................................................    13
   (e) Headings.........................................................    13
   (f) Notices..........................................................    13
   (g) Governing Law....................................................    14
   (h) Amendments and Waivers...........................................    14
   (i) Disclaimer of Rights.............................................    15
   (j) Severability.....................................................    15

   (k)  Construction....................................................    15
   (l) Specific Performance.............................................    15

================================================================================

                              INVESTORS AGREEMENT

================================================================================

          THIS INVESTORS AGREEMENT (this "AGREEMENT") is made March 25, 1999 ("EFFECTIVE DATE") by and among Factual Data Corp., a Colorado corporation (the "COMPANY"), Haley LLC, a Delaware limited liability company ("HALEY"), the "MINORITY INVESTORS" to be listed on Exhibit A, and those certain individuals listed on the signature pages hereto (the "INDIVIDUAL INVESTORS"). The Company, Haley, the Minority Investors and the Individual Investors are individually referred to herein as an "INVESTOR" and collectively as the "INVESTORS." Capitalized terms used herein are defined in Section 11 hereof.
                                             ----------

                                   RECITALS
                                   --------

          A. Pursuant to that certain purchase agreement dated March 25, 1999 between Haley and the Company (the "PURCHASE AGREEMENT"), Haley owns [___%] of the Company's common stock, par value $____ per share, (the "COMMON STOCK").

          B. The Individual Investors own, in the aggregate, [___%] of the Common Stock.

          C. The parties hereto desire to enter into this Agreement for the purposes of (i) assuring continuity in the ownership of the Company, (ii) limiting the manner and terms by which Common Stock held by the Investors may be transferred, and (iii) establishing the composition of the Company's Board of Directors (the "BOARD").

                                   AGREEMENT
                                   ---------

          THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1.  RESTRICTIONS ON TRANSFER OF COMMON STOCK .
              -----------------------------------------

              (A)  TRANSFER OF COMMON STOCK.    Notwithstanding anything to the
                   ------------------------
contrary in this Agreement, neither the Individual Investors nor the Minority Investors shall sell, transfer, assign, pledge or otherwise dispose of ("TRANSFER") any Common Stock without the prior written consent of Haley, provided that, subject to the terms of this Agreement (including but not limited to Section 5(b)): (i) on any date after six months from the Effective Date
   ------------
until five years after the Effective Date, each Donnan Investor (as defined in
Section 10) may Transfer in any three month period an amount of Common Stock not to exceed the average weekly reported trading volume of the Common Stock for the four calendar weeks preceding such Transfer without the consent of Haley provided that, in no case shall the aggregate number of shares of Common Stock transferred by any Donnan Investor exceed 20% of the number of shares of Common Stock held by such Donnan Investor as of the Effective Date;
(ii) for three years following the Effective Date, each Minority Investor may Transfer up to 20% of the shares of Common Stock owned by such Minority Investor as of the Effective Date without the consent of Haley, and (iii) following such three year period, each Minority Investor may transfer (without the consent of Haley), in any three month period, an amount of Common Stock not to exceed the average weekly reported trading volume of the Common Stock for the four calendar weeks preceding such Transfer. Haley and its Affiliates may Transfer (a "PERMITTED TRANSFER") their Common Stock: (i) subject to the terms of this Agreement, or (ii) to any Person that is an Affiliate or otherwise associated with Haley, or (iii) to any Person Haley may select, provided, however, that not more than 20% of Haley's and its Affiliates' Common Stock may be transferred pursuant to the provisions of this clause (iii), and provided further that Haley
                                   ------------
shall obtain a proxy prior to making any Permitted Transfer.

               (B)  RIGHT TO PURCHASE UPON BANKRUPTCY.    Upon the Bankruptcy of
                    ---------------------------------
any Investor, such Investor (or its Trustee, as defined below) shall, within five (5) days, give notice of the Bankruptcy to the Company and the other Investors (for purposes of this Section 1(b), the "OTHER INVESTORS") pursuant to
                                ------------
the notice provisions of this Agreement. Within 30 days of receipt of such notice, the Company shall have the right (but not the obligation), in its sole and absolute discretion, to notify the Trustee that it intends to redeem for all cash or for the Purchase Note, any or all of the Common Stock owned by the bankrupt Investor from the trustee or bankruptcy estate of such Investor (the "TRUSTEE"). If the Company gives such a notice of intent to redeem, it shall consummate the redemption within thirty (30) days after providing the notice of intent to redeem. If any Common Stock held by such Trustee is not purchased by the Company, then during the sixty (60) day period after receipt of the notice of the bankruptcy, the Other Investors shall have the right (but not the obligation), in their sole and absolute discretion, to purchase for all cash on a pro rata basis any of the Common Stock owned by the bankrupt Investor from the Trustee. The price for the Common Stock shall equal the Fair Market Value of the Common Stock.

               (C)  REPURCHASE UPON DIVORCE.    The Company shall have the right
                    -----------------------
(but not the obligation), for ninety (90) days from the date the Company learns of the subject divorce, in its sole and absolute discretion, to redeem for all cash or for the Purchase Note any or all of the Common Stock from any ex-spouse acquiring Common Stock from any Investor pursuant to a divorce, for the Fair Market Value of the Common Stock. If any Common Stock owned by the acquiring spouse are not purchased by the Company, then the Other Investors shall have the right for the next thirty (30) days (but not the obligation), in their sole and absolute discretion, to purchase for all cash on a pro rata basis any of the Common Stock from any person acquiring Common Stock from any Investor pursuant to a divorce for the Fair Market Value. Any Investor who transfers their Common Stock pursuant to a divorce shall, within ten (10) days of the entry of any decree or order of divorce or any settlement in which such Investor's Common Stock is transferred, give notice of such transfer pursuant to the notice provisions of this Agreement.

               (D)  REPURCHASE UPON DEATH OR DISABILITY.    In the event of the
                    -----------------------------------
death or Disability of an Investor other than Haley or its Affiliates, such Investor's Common Stock may be held by members of such Investor's Family Group (and such Common Stock will continue to be subject to this Agreement).

               (E)  TERMINATION OF RESTRICTIONS.    The restrictions set forth
                    ---------------------------
in this Section 1 will continue with respect to the Common Stock until Haley and
        ---------
its Affiliates own, in the aggregate, less than 5% of the Company's total outstanding Common Stock as of the Effective Date, giving effect to those transactions contemplated in the Purchase Agreement (the "PRIMARY SHARES").

          2.   TRANSFERS IN ACCORDANCE WITH THIS AGREEMENT.    Each Investor
               -------------------------------------------
agrees that the Common Stock held by such Investor will not be transferred in violation of this Agreement, the Securities Act, or any other applicable law.

          3.   LEGEND.  Each certificate evidencing Common Stock held by Haley,
               ------
the Individual Investors and the Minority Investors and each certificate issued in exchange for or upon the transfer of any such Common Stock (if such Common Stock remains subject to the terms of this Agreement after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON _________________. THE TRANSFER OF SUCH SECURITIES IS SUBJECT TO THE SECURITIES ACT OF 1933, THE APPLICABLE STATE SECURITIES LAWS, AND CERTAIN RESTRICTIONS SET FORTH IN AN INVESTORS AGREEMENT DATED MARCH 25, 1999 BY AND AMONG THE ISSUER OF THIS SECURITY (THE "COMPANY") AND CERTAIN OF THE COMPANY'S SECURITY HOLDERS. A COPY OF THE INVESTORS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."


          4.   TRANSFER.  Prior to Haley, any Minority Investor or any
               --------
Individual Investor transferring any Common Stock (other than in a Public Sale) to any person or entity, the transferring Investor will cause the prospective transferee to execute and deliver to the Company an agreement to be bound by the terms of this Agreement, in the form attached hereto as Exhibit B.
                                                        ---------

          5.   TAG ALONG RIGHTS.
               ----------------

               (A) At least thirty (30) business days prior to any Transfer of Common Stock by Haley (other than a Permitted Transfer), the Minority Investors or the Individual Investors, the transferring party (the "TRANSFEROR") shall deliver a written notice (the "SALE NOTICE") to the Company, Haley, the Minority Investors and the Individual Investors (for this

Section 5, the "OTHER INVESTORS"), specifying in reasonable detail the identity
---------
of the prospective transferee(s), the number of shares to be transferred and the terms, the conditions of the Transfer, and the price and form of consideration. The Sale Notice shall also include copies of all of the agreements and other documents that will be used in connection with such Transfer. The Other Investors may elect to participate in the contemplated Transfer, at the same price per share and on the same terms, by delivering written notice to the Transferor within ten (10) business days after delivery of the Sale Notice. Subject to Section 5(c), if any Other Investors have elected to participate in
           ------------
such Transfer, the Transferor and such Other Investors shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of shares of Common Stock equal to the product of (i) the fraction determined by dividing the percentage of Common Stock owned by such Person by the aggregate percentage of Common Stock owned by the Transferor and the Other Investors participating in such sale and (ii) the number of shares of Common Stock to be sold in the contemplated Transfer.

     For example, if the Sale Notice contemplated a sale of 100 shares
     -----------
     by Haley, and if Haley at such time owns 30% of all Common Stock and if one Other Investor elects to participate and owns 20% of all Common Stock, Haley would be entitled to sell 60 shares ((30%50%) x 100 shares of Common Stock) and the Other Investor would be entitled to sell 40 shares ((20%50%) x 100 shares of Common Stock).

Each Investor transferring Common Stock pursuant to this Section shall pay its pro rata share (based on the number of shares to be sold) of the expenses incurred by the Investors in connection with such transfer (if and to the extent not paid or payable by another person or entity) and shall be obligated to join on a pro rata basis (based on the number of shares of Common Stock to be sold) in any indemnification or other obligations that the Transferor agrees to provide in connection with such Transfer.

          (B) Notwithstanding the foregoing, (i) neither the Individual Investors nor the Minority Investors shall have the right under Section 5(a) to
                                                                ------------
participate in a Transfer by Haley until the aggregate number of shares of Common Stock owned by Haley (after giving effect to the transfer contemplated by
Section 5(a)) equals less than 80% of the total number of shares of Common Stock
------------
owned by Haley as of the Effective Date; (ii) neither Haley nor the Minority Investors shall have the right under Section 5(a) to participate in a Transfer
                                     ------------
by the Individual Investor until either (A) the aggregate number of shares of Common Stock owned by the Individual Investors (after giving effect to the transfer contemplated by Section 5(a)) equals less than 80% of the total number
                         ------------
of shares of Common Stock owned by the Individual Investors as of the Effective Date, or (B) any Transfer by the Individual Investors, in conjunction with any other events, transactions, Transfers or occurrences, results in a Loss of Control; and (iii) neither Haley nor the Individual Investors shall have the right under Section 5(a) to participate in a Transfer by the Minority Investors
            ------------
until the number of shares of Common Stock owned by the Minority Investor making such Transfer (after giving effect to the transfer contemplated by Section 5(a))
                                                                   ------------
equals less than 80% of the total number of shares of Common Stock owned by such Minority Investor as of the Effective Date.

              (C) If any Transfer by Haley results in Haley having transferred shares of Common Stock which, in the aggregate, constitute more than 20% of the Common Stock owned by Haley as of the Effective Date (a "Triggering Event"), then the Individual Investors shall be permitted to participate in any such Transfer on the following terms: (i) for any such Transfer made in the first year following such Triggering Event, the Individual Investors shall be permitted to contribute 25% of those shares of Common Stock being transferred;
(ii) for any such Transfer made in the second year following such Triggering Event, the Individual Investors shall be permitted to contribute 35% of those shares of Common Stock being transferred; and (iii) for any such Transfer made in the third year following the Triggering Event or thereafter, the Individual Investors shall be allowed to participate on a pro rata basis with Haley.

          6.  APPROVAL OF MATERIAL COMPANY TRANSACTIONS AND ACTIONS.    The
              -----------------------------------------------------
Company will not liquidate, dissolve or enter into any merger, consolidation, joint venture, recapitalization, partnership or other combination, or sell, lease or dispose of or permit any Subsidiary to sell, lease or otherwise dispose of, more than 50% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair value, determined by the Company's board of directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales goods in the ordinary course of business) without prior approval of the Special Committee of the Board of Directors (as defined in Section 10).

          7.  SMALL BUSINESS MATTERS.
              ----------------------

              (A) The Company shall enter into a Plan of Divestiture (as defined in the SBIC Regulations) with each SBIC Holder as and when required by the SBIC Regulations.

              (B) Within seventy-five (75) days after the Closing and each subsequent Financing hereunder by an SBIC Holder, the Company shall deliver to each SBIC Holder a written statement certified by the Company's president or chief financial officer describing in reasonable detail the use of the proceeds of the Financing hereunder by the Company and its Subsidiaries. In addition to any other rights granted hereunder, the Company shall grant each SBIC Holder and the United States Small Business Administration (the "SBA") access to the Company's records for the purpose of verifying the use of proceeds.

              (C) The Company acknowledges that Continental Illinois Venture Corporation is a federally licensed SBIC under the SBIC Act. The Company, together with its "affiliates" (as that term is defined in 13 CFR (S)121.103), is a "small business concern" within the meaning of the SBIC Regulations, including 13 CFR (S)121.301. The information regarding the Company and its affiliates set forth in SBA Form 480, Form 652 and Parts A and B of Form 1031 are accurate and complete. Neither the Company nor any Subsidiary presently engages in, or shall hereafter engage in, any activities, nor shall the Company or any Subsidiary use the proceeds of the Financing for any purpose, for which an SBIC is prohibited from providing funds by SBIC Regulations (including 13 CFR
(S)107.720).

              (D) Upon the occurrence of any Regulatory Violation or in the event that the SBIC Holder determines in its reasonable good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled (whether under this Agreement or any other agreement), the SBIC Holder shall have the right, to the extent required under SBIC regulations, to demand the immediate repurchase of all of the outstanding Company Interests owned by the SBIC Holder at a price equal to the greater of the Fair Market Value of such Company Interests or the purchase price paid for such Company Interests hereunder by delivering written notice of such demand to the Company. The Company shall deliver a cashier's or certified check or by wire transfer of immediately available funds to the SBIC Holder within thirty (30) days after the Company's receipt of the demand notice, and, upon such payment, such SBIC Holder shall deliver the certificates evidencing the Company Interests being repurchased duly endorsed for transfer or accompanying duly executed forms of assignment.

              (E) Promptly after the end of each fiscal year, the Company shall deliver to the SBIC Holder a written assessment of the economic impact of the SBIC Holder's investment in the Company, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of such SBIC Holder's Financing on the revenues and profits of the Company and its Subsidiaries and on taxes paid by the Company and its employees.

              (F) In the event that the SBIC Holder determines that it has a Regulatory Problem, the SBIC Holder shall have the right to transfer its Common Stock without regard to any restriction on transfer set forth in this Agreement, and the Company shall take all such actions as are reasonably requested by the SBIC Holder in order to (i) effectuate and facilitate any transfer by the SBIC Holder of any Common Stock then held by the SBIC Holder to any Person designated by the SBIC Holder, (ii) permit the SBIC Holder (or any of its Affiliates) to exchange all or any portion of any voting Common Stock then held by it on a share-for-share basis for shares of nonvoting Common Stock, which nonvoting Common Stock shall be identical in all respects to the voting Common Stock exchanged for it, except that it shall be nonvoting and shall be convertible into voting Common Stock on such terms as are requested by the SBIC Holder in light of regulatory considerations then prevailing, (iii) continue and preserve the respective allocations of the voting Common Stock with respect to the Company arising out of the SBIC's aggregate ownership of voting securities before the transfers and amendments referred to above (including entering into such additional agreements as are requested by the SBIC Holder to permit any Persons designated by the SBIC Holder to exercise any voting power which is relinquished by the SBIC Holder), and (iv) amend this Agreement, and related agreements and instruments to effectuate and reflect the foregoing. The parties to this Agreement agree to vote their securities in favor of such amendments and actions.

          8.  BOARD OF DIRECTORS.
              ------------------

              (A)  REPRESENTATION.  From and after the Effective Date and until
                   --------------
the
provisions of this Agreement cease to be effective, each Investor shall vote all his Common Stock and shall take all other necessary or desirable actions within his control (whether in his capacity as an equity owner, director, member of a board committee or officer of the Company or otherwise, and including without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including without limitation, calling special Board and shareholder meetings), so that:

                   (I) at least one Person nominated by Haley to serve on the Board (a "HALEY DIRECTOR") is elected to the Board and appointed to serve on the Board's compensation and audit committees and Special Committee and that at least one Haley Director remains on the Board so long as Haley is a holder of at least 5% of the Primary Shares.

                   (II) the composition of the board of directors of each of the Company's subsidiaries shall be the same as that of the Company's Board.

              (B)  LIABILITY INSURANCE.  The Company will provide director and
                   -------------------
officer liability insurance coverage, in an amount satisfactory to Haley, to the Haley Director and any officer of the Company who is also an employee of Haley.

              (C)  REIMBURSEMENT OF EXPENSES.  The Company will reimburse
                   -------------------------
reasonable fees and expenses incurred by the Haley Director in the course of fulfilling such director's duties to the Company, including costs associated with attending meetings of the Board.

          9.  INFORMATION RIGHTS.
              ------------------

              (A)  ACCESS AND INFORMATION.    The Company will provide Haley and
                   ----------------------
their representatives full access at all reasonable times prior to the Effective Date to the properties, books and records of the Company and to furnish such information and documents in its possession relating to the Company as Haley may reasonably request.

              (B)  INFORMATION FOLLOWING EFFECTIVE DATE.    Beginning with
                   ------------------------------------
execution of this Agreement and continuing beyond the Effective Date for so long as Haley owns at least 5% of the Primary Shares, the Company shall furnish Haley, without charge, the following documents:

                   (I) As soon as available, and in any event, before or simultaneous with their filing with the Commission, one copy of each annual and interim financial and other report or communication filed with the Commission;

                   (II) Such additional publicly filed documents and publicly available information with respect to the Company and its affairs as Haley may from time to time reasonably request;

                   (III) as soon as available, and in any event within ninety
     (90) days after the end of each fiscal year of the Company, duplicate copies of the audited financial statements of the Company and its Subsidiaries reported on by a firm of independent certified public accountants of national recognition, and stating in comparative form the figures as of the end of and for the previous fiscal year, accompanied by a report thereon containing an opinion which contains no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) by such independent certified public accountants that the financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, except as may be noted otherwise;

                   (IV)  as soon as available, and in any event within thirty
     (30) days after the end of each month commencing with the end of the month of January 1999, a copy of the consolidated interim financial statements of the Company and its Subsidiaries, consisting at a minimum of: (A) the balance sheet as of the end of the month, and (B) a statement of income for the month and for the partial or full fiscal year ended as of the end of the month, all in reasonable detail and, in the case of a month which is the end of the Company's fiscal quarter, setting forth in comparative form corresponding budgeted figures for such partial or full fiscal year prepared in accordance with generally accepted accounting principles consistently applied, except as may be noted otherwise;

                   (V) within thirty (30) days of filing, copies of all returns and documents filed by the Company or its Subsidiaries with any federal governmental authority, including, without limitation, the U.S. Internal Revenue Service, the U.S. Environmental Protection Agency, the U.S. Occupational Safety & Health Administration, the Small Business Administration and the Securities and Exchange Commission;

                   (VI) within thirty (30) days of receipt thereof, a copy of any complaint, motion for judgment or other such pleadings served on or by the Company or its Subsidiaries or any of their respective officers or directors, as the case may be, relating to any litigation to which any of the Company and its Subsidiaries, or any of their respective officers or directors is made a party after the date of this Agreement by mailing to Haley; and

                   (VII) within ten (10) days of receipt thereof, notice of any default declared with respect to any lease, contract or loan of any of the Company or its Subsidiaries or any judgment entered against any of the Company or its Subsidiaries if such default or judgment involves an amount exceeding $10,000.

          10.  DEFINITIONS.
               -----------

               "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person in question.

               "AVERAGE CLOSING PRICE" means, as of any date, (i) if the Common Stock is listed or admitted for trading on a national securities exchange, the average of the composite prices therefor as reported in the Wall Street Journal on the principal national securities exchange on which such Common Stock is traded, on the last five (5) trading days before such date, (ii) if the Common Stock is not listed or admitted for trading on a national securities exchange, but is quoted through the NASDAQ National Market System, the average of the closing prices therefor on the last five (5) trading days before such date, or
(iii) if the Common Stock is not listed on either a national securities exchange or quoted through the NASDAQ National Market System, but is publicly traded, the average of the bid and asked prices therefor on the last twenty (20) trading days before such date.

               "BANKRUPTCY" means anytime (i) a Person makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as the become due, (ii) an order, judgment or decree is entered adjudicating a Person bankrupt or insolvent, (iii) any order for relief with respect to a Person is entered under the Federal Bankruptcy Code, (iv) a Person petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of a Person, or of any substantial part of the assets of a Person, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to a Person under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction or (v) any such petition or application is filed, or any such proceeding is commenced, against a Person and either (A) a Person by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 45 days.

               "COMMISSION" means the Securities and Exchange Commission.

               "COMPANY INTERESTS" means (i) any interests in the Company or any of its Subsidiaries whether in the form of Common Stock, preferred stock, options, warrants, unit appreciation rights, voting rights or other equity securities, and (ii) any instruments convertible into any of the aforementioned interests.

               "DISABILITY" means physical or mental incapacity resulting in an Investor being unable to perform his duties in a manner satisfactory to the Board for any consecutive three

(3) month period, or for any six (6) non-consecutive months in any consecutive twelve (12) month period. Any question as to the existence of the Disability of an Investor as to which the Investor and the Company cannot agree shall be determined in writing by the Board upon consultation with a qualified independent physician.

               "DONNAN INVESTOR" means each of (i) James N. Donnan, (ii) Russell
E. Donnan, and (iii) Marcia R. Donnan and Jerald H. Donnan (together, Marcia and Jerald representing one Donnan Investor).

               "Fair Market Value" shall have the following meaning:

                    (I) debt securities shall be valued at par, plus accrued and unpaid interest and any applicable prepayment premium;

                    (II) if, on the date of determination, any portion of the Common Stock shall be publicly traded, the Fair Market Value of the publicly traded Common Stock shall be the Average Closing Price on such date;

                    (III) if, on the date of determination, none of the Common Stock shall be publicly traded or if the Common Stock consists of some which are publicly traded and some which are not, then the Fair Market Value of the non-traded Common Stock shall be determined using the following procedure:

                    First, the Company shall deliver in writing to the owner of
                    -----
the Common Stock a proposed price for the Common Stock as of the date of termination under this Agreement, such price to be determined by the Company's Board (excluding the owner of such Common Stock if he or she is a member of the Board), and supply a reasonably detailed explanation of the basis for such proposal. Upon the written request of the owner of the Common Stock, the Company shall provide the owner of the Common Stock, his attorneys, agents and representatives, reasonable access to the information used by the Company in calculating its proposed price for the Common Stock.

                    Second, if the owner of the Common Stock does not in good
                    ------
faith agree with the proposed price, within thirty (30) days of receipt thereof he shall deliver written notice of such disagreement to the Company, which notice shall set forth his proposed price for the Common Stock. During such 30-day period, upon the written request of the owner of the Common Stock, the Company shall provide the owner of the Common Stock, his attorneys, agents and representatives, reasonable access to such information as they may reasonably require in order to determine their proposed price for the Common Stock.

                    Third, the Company may either accept the price of the owner
                    -----
of the Common Stock or, within thirty (30) days of receipt thereof, deliver written notice of its disagreement therewith to the owner of the Common Stock.

                    Fourth, if the Company delivers written notice of
                    ------
disagreement within the time period provided above, the owner of the Common Stock, at the owner's sole expense, shall appoint a qualified independent appraiser. The appraiser appointed pursuant to this subsection Fourth, shall
                                                               ------
render his or her conclusions of the valuation of any Common Stock which are equity securities at the Initial Fair Market Value of such Common Stock.

                    Fifth, the Initial Fair Market Value of such equity
                    -----
securities plus the par value (and any accrued and unpaid interest and any applicable prepayment premium) of any such Common Stock which are debt securities shall be the Fair Market Value for purposes of this subsection Fifth.
                                                                          -----
If such Fair Market Value is between the prices proposed by the Company and the owner of the Common Stock, then such Fair Market Value shall establish conclusively the price of the Common Stock for the purpose of this Agreement. Otherwise, the proposed price closest to such fair market value of the appraiser shall govern.

               "FAMILY GROUP" means an Investor's parents, siblings, spouse and descendants (whether natural or adopted), any trust or retirement account for the benefit of the Investor and/or the Investor's spouse and descendants, and any charitable entity, established by Investor.

               "FINANCING" means the purchase of Company Interests by the SBIC Holder hereunder.

               "INITIAL FAIR MARKET VALUE" means the value of any of Company Interests which are equity securities determined by an appraiser appointed as provided in this Agreement utilizing the following principles, and adjusted as provided below. Such appraiser shall render his or her conclusion of the fair market value of the issuer of each such Company Interest on a willing buyer-willing seller basis, both being reasonably and commercially motivated to buy or sell, but neither being under any compulsion to buy or sell, each having reasonable knowledge of the relevant facts, and taking into account assets which may not appear on the issuer's balance sheet (including but not limited to going concern value and goodwill). The appraiser shall then derive the "Initial Fair Market Value" of any such Company Interest by multiplying (a) the fair market value of the issuer of such Company Interest, by (b) the percentage of the equity securities of such issuer represented by the Investor's equity in such issuer. The Initial Fair Market Value shall be the aggregate of the individual Initial Fair Market Values of all Company Interests which are to be transferred.

               "LOSS OF CONTROL" means any event, transaction, Transfer or occurrence which individually, or in conjunction with other events, transactions, Transfers or occurrences, results in a reduction of control of the Individual Investors over the affairs of the Company. Such reductions shall include, but not be limited to (i) a reduction in the percentage of voting stock held, in the aggregate, by the Individual Investors, below 30% of the total voting stock outstanding, (ii) a loss of Board control by the Individual Investors, (iii) the creation of covenants which could have the effect of significantly reducing the voting, operational, or Board control of the Individual Investors, or (iv) any combination of the foregoing events that could result in a significant reduction of the power of the Individual Investors to exercise control, or a controlling influence, over the Company.

               "PERSON" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

               "PURCHASE NOTE" shall mean a seven (7) year subordinated promissory note issued by the Company or one of its Affiliates to the holder of the Common Stock (provided that if any note is issued by an Affiliate, such note will be guaranteed by the Company). The principal amount of the note shall accrue interest at the prime rate on an annual basis, and the note shall be due and payable, in its entirety, on a date seven (7) years after its date of issuance. If any senior lenders object to the above terms, the Company agrees to reformulate the terms of the promissory note to make it reasonably acceptable to such lenders.

               "REGULATORY PROBLEM" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or the SBIC Holder believes that there is a substantial risk of such assertion) that the SBIC Holder is not entitled to hold, or exercise any significant right with respect to any Company Interests.

               "REGULATORY VIOLATION" means a change in the principal business activity of the Company and its Subsidiaries to an ineligible business activity (within the meaning of the SBIC Regulations).

               "SBA" means the United States Small Business Administration, and any other successor agency performing the functions thereof.

               "SBIC" means a Small Business Investment Company licensed by an SBA under the SBIC Act.

               "SBIC ACT" means the Small Business Investment Act of 1958, as amended.

               "SBIC HOLDER" means Haley and any Person whose Company Interests are aggregated with Haley's Company Interests under SBIC Regulations.

               "SBIC REGULATIONS" means the SBIC Act and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations, Parts 107 and 121.

               "SPECIAL COMMITTEE" means a committee of the Company's Board of Directors consisting of the Haley Director and two other members of the Board who are (I) "outside" directors and (II) appointed to serve on the Special Committee by the Haley Directors. All action taken by the Special Committee shall be taken pursuant to a unanimous vote of its Members.

               "SUBSIDIARY" means any entity with respect to which a specified Person (or a subsidiary thereof) owns a majority of the equity or has the power to vote or direct the voting of sufficient securities to control the management of such entity.

          11.  MISCELLANEOUS.
               -------------

               (A)  NO THIRD PARTY BENEFICIARIES.  This Agreement shall not
                    ----------------------------
confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns. Any entity or person to whom the Investors transfer Common Stock pursuant to this Agreement shall have all of the Investors' rights and obligations under this Agreement.

               (B)  ENTIRE AGREEMENT.  This Agreement constitutes the entire
                    ----------------
agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they conflict in any way with the subject matter hereof.

               (C)  SUCCESSION AND ASSIGNMENT.  This Agreement shall be binding
                    -------------------------
upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Investor may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Haley; provided, however, pursuant to Section 4, a
                                 --------                       ---------
permitted transferee of Common Stock shall receive all of the rights and obligations of the transferring party.

               (D)  COUNTERPARTS.  This Agreement may be executed in one or more
                    ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (E)  HEADINGS.  The section headings contained in this Agreement
                    --------
are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (F)  NOTICES.  All notices, requests, demands, claims, and other
                    -------
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if personally delivered, sent by facsimile (with hard copy to follow) or express overnight courier service, or if mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Individual Investors:            Copy to:
     ------------------------------             --------
     Jerald H. Donnan                           Sam E. Wing
     c/o Factual Data Corp.                     1625 Broadway, Suite 1600
     5200 Hahns Peak Drive                      Jones & Keller, P.C.
     Loveland, CO 80525                         Denver, CO 80202

     Fax: (970) 663-7533                   Fax: (303) 893-6506

     If to Haley:                          Copy to:
     -----------                           -------
     Daniel G. Helle                       John P. Fitzgerald
     Continental Illinois Venture Corp.    Hogan & Hartson L.L.P.
     231 S. LaSalle St.                    1200 17th St., Ste. 1500
     Chicago, IL 60697                     Denver, CO 80202
     Fax: (312) 987-0887                   Fax: (303) 899-7333

     and                                   Copy to:
     ---                                   -------
     Keith Yamada                          John P. Fitzgerald
     Continental Illinois Venture Corp.    Hogan & Hartson L.L.P.
     231 S. LaSalle St.                    1200 17th St., Ste. 1500
     Chicago, IL 60697                     Denver, CO 80202
     Fax: (312) 987-0887                   Fax: (303) 899-7333

Any Investor may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Investor may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          (G)  GOVERNING LAW.  This Agreement shall be governed by and construed
               -------------
in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          (H)  AMENDMENTS AND WAIVERS.  No amendment of any provision of this
               ----------------------
Agreement shall be valid unless the same shall be in writing and approved by Haley. No waiver by any Investor of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement.

          (i)  DISCLAIMER OF RIGHTS.  No provision in this Agreement shall be
               --------------------
construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment between any individual and the Company or an Affiliate.

          (J)  SEVERABILITY.  Any term or provision of this Agreement that is
               ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (K)  CONSTRUCTION.  The parties have participated jointly in the
               ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Investor by virtue of the authorship of any of the provisions of this Agreement.

          (L)  SPECIFIC PERFORMANCE.  Each of the parties acknowledges and
               --------------------
agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                    HALEY LLC



                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________

                                    MARSHALL FINANCIAL PARTNERS, L.P.



                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________

                                    BCI GROWTH V, L.P.
                                    By Glenpointe Associates V, LLC
                                        General Partner



                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________


                                    BCI INVESTORS, LLC



                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________

                                    FACTUAL DATA CORP.


                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________



                                    By:   _____________________________
                                    Name: Jerald H. Donnan



                                    By:   _____________________________
                                    Name: Marcia R. Donnan



                                    By:   _____________________________
                                    Name: James N. Donnan



                                    By:   _____________________________
                                    Name: Russell E. Donnan

================================================================================

                                   EXHIBIT A
                             ____________________

                              MINORITY INVESTORS

================================================================================

Name and Address                                       Number of Shares
----------------                                       ----------------
Haley LLC                                                   1,112,829
c/o Continental Illinois Venture Corporation
231 South La Salle Street 7L
Chicago, IL 60697

BCI Growth V, L.P.                                            545,286
c/o BCI Advisors, Inc.
Glenpointe Centre West
Teaneck, NJ 07666

BCI Investors, LLC                                             11,128
c/o BCI Advisors, Inc.
Glenpointe Centre West
Teaneck, NJ 07666

Marshall Financial Partners, L.P.                             185,471
c/o Marshall Ventures, L.L.C.
903 N. Third Street, Suite 300
Minneapolis, MN 55401

================================================================================

                                   EXHIBIT B
                             ____________________

                             ADDITIONAL INVESTORS

================================================================================

          The undersigned hereby consent to and agree to be bound by the terms, covenants and provisions of the Investors Agreement dated March 25, 1999 (the "AGREEMENT") applicable to Investors of the Company, and take the Common Stock and/or Company Interests (as defined in the Agreement) subject to all of the rights, obligations, and restrictions described in the Agreement. Except as otherwise provided in the Agreement, the term "INVESTOR" shall be deemed to include the undersigned.



                                    _____________________________


                                    Address:

                                    _____________________________
                                    _____________________________